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                             STOCKHOLDERS AGREEMENT

     STOCKHOLDERS AGREEMENT, dated as of November ___, 2000, among Radiologix, Inc., a Delaware corporation (the "COMPANY"), SKM-RD LLC, a Delaware limited liability company (collectively with its successors and assigns, "SKM" or the "MAJORITY STOCKHOLDER"), Audax-RD LLC, a Delaware limited liability company ("AUDAX" and together with the Majority Stockholder, the "INVESTOR STOCKHOLDERS"), the individuals set forth on SCHEDULE A hereto (collectively the "COMPANY STOCKHOLDERS") and the parties set forth on SCHEDULE B hereto (collectively, the "OTHER STOCKHOLDERS," and together with the Investor Stockholders and the Company Stockholders, the "STOCKHOLDERS").

                                    RECITALS

     A. Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 12, 2000 (the "MERGER AGREEMENT"), by and among the Company, Parent and SKM Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("PURCHASER"), Purchaser merged with and into the Company with the Company being the surviving corporation (the "MERGER").

     B. Execution of this Agreement (i) by the Company Stockholders is a condition to the obligations of Parent and Purchaser to consummate the Merger and (ii) by Audax and the Other Stockholders is a condition to the right of such Stockholder to acquire Common Stock pursuant to the Stock Purchase Agreement, dated October 20, 2000, among Parent, Purchaser and Audax.

     C. Each Stockholder set forth on SCHEDULE C owns the number of shares of Common Stock set forth opposite each such Stockholder's name on SCHEDULE C.

     D. Certain of the Company Stockholders may from time to time be granted options ("OPTIONS") to purchase shares of Common Stock (such Options when exercised, "OPTION STOCK").

     E. The Stockholders have the right to acquire New Securities pursuant to
Article III of this Agreement.

     F. The Company and the Stockholders believe it to be in their mutual best interest to ensure a degree of continuity of


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ownership of and certain rights in respect of the Company by imposing certain restrictions and obligations on the ownership, retention and disposition of the capital stock of the Company.

     NOW, THEREFORE, the parties hereto agree as follows:

                                 I. DEFINITIONS

         1.1. DEFINITIONS. (a) Terms used herein with initial capital letters and not defined herein will have the meanings specified in the Merger Agreement. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used with initial capital letters:

         "AFFILIATE" means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, such Person and (ii) any partner or member of such Person, and in the case of Audax and its Affiliates, shall also include any Affiliate of Audax Group, L.P. or its general partner; PROVIDED, HOWEVER, that for purposes of this Agreement, neither the Company nor its direct or indirect subsidiaries will be deemed to be Affiliates of the Investor Stockholders. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "AGREEMENT" means this agreement, as the same may be amended from time to time.

         "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "CAUSE" has the meaning set forth in the employment agreement between the Company or any subsidiary of the Company, on the one hand, and such Company Stockholder, on the other hand, or, if such Company Stockholder is not a party to such an employment agreement, a termination of such Company Stockholder's employment by the Company or any subsidiary that employs such individual (or by the Company on behalf of any such subsidiary) or, in the event that such Company Stockholder is

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not a party to such an employment agreement but is a member of the Board of
Directors, a termination of such Company Stockholder's status as a member of the Board of Directors, in either case due to (i) the refusal or neglect of the Company Stockholder to perform in any material respect his or her employment-related or directorial duties, as applicable, which refusal or neglect is not cured within 30 calendar days of notice given by the Company which specifically identifies the manner in which such Company Stockholder has refused or neglected to perform such duties, (ii) the Company Stockholder's personal dishonesty, willful misconduct or breach of fiduciary duty in respect of any matter that adversely affects the Company or any of its subsidiaries or their respective reputations, (iii) the Company Stockholder's conviction of or entering a plea of guilty or NOLO CONTENDERE to a crime constituting a felony or his or her willful violation of any law, rule, or regulation which violation, if known by the public, would adversely affect the Company or its reputation, (iv) the willful or intentional breach by the Company Stockholder of any written covenant or agreement with the Company or any of its subsidiaries not to disclose confidential information pertaining to the Company or its subsidiaries or not to compete or interfere with the operation of the business of the Company or its subsidiaries, or (v) abuse of alcohol or illegal drugs while performing his or her employment-related or directorial, as applicable, duties that affects the performance by the Company Stockholder of his or her employment-related or directorial, as applicable, duties.

         "COMMON STOCK" means the common stock, par value $0.0001 per share, of the Company.

         "COST" means, with respect to any share of Common Stock acquired pursuant to the Merger Agreement or the Voting Agreement, $7.35 per share, and for any other share of Common Stock acquired after the date hereof, the cash purchase price (or such other consideration other than cash, the value of which is specified in a written agreement between the Company and the Company Stockholder) at which such share of Common Stock was purchased from the Company by the Company Stockholder (or such Company Stockholder's transferee).

         "DISABILITY" has the meaning set forth in the employment agreement between the Company or any subsidiary of the Company, on the one hand, and such Company Stockholder, on the other hand, or, if such Company Stockholder is not a party to an employment agreement, the termination of the employment of any Company Stockholder by the Company or any subsidiary that employs such individual (or by the Company on behalf of any such

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subsidiary) or, in the event that such Company Stockholder is not a party to such an employment agreement but is a member of the Board of Directors, the termination of such Company Stockholder's status as a member of the Board of Directors, in either case as a result of such Company Stockholder's incapacity due to reasonably documented physical or mental illness that shall have prevented such Company Stockholder from performing the essential duties of his or her job or position as a member of the Board of Directors, as applicable, with or without reasonable accommodation, for more than six months.

         "DULY ENDORSED" means duly endorsed in blank by the Person or Persons in whose name a certificate representing a security is registered or accompanied by a duly executed instrument of assignment separate from the certificate.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FAIR MARKET VALUE" of any share of Common Stock means (i) the fair market value of the entire common equity securities of the Company taken as a whole as determined in good faith by the Board of Directors (excluding any advisory fees payable pursuant to the Advisory Services Agreement) divided by
(ii) the number of outstanding shares of Common Stock, calculated on a fully-diluted basis. On the date hereof, the Fair Market Value per share of Common Stock is $7.35.

         "GOOD REASON" has the meaning set forth in the employment agreement between the Company or any subsidiary of the Company that employs the Company Stockholder, on the one hand, and such Company Stockholder, on the other hand, or, if such Company Stockholder is not a party to an employment agreement, (i) a relocation or transfer of the Company Stockholder by the Company without consent to a location in excess of 30 miles from the location of the Company Stockholder's employment on the date such Company Stockholder executes this Agreement or (ii) a failure by the Company to satisfy a payment obligation owed to the Company Stockholder on the terms thereof, which failure is not cured within 30 calendar days after written notice thereof is given by the Company Stockholder.

         "MATERIAL UNDERPERFORMANCE" means a material underperformance by the Company as measured against the Company's business plan (such underperformance to be reasonably determined by the Board of Directors in good faith).

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         "PERSON" means an individual, corporation, limited liability company, partnership, trust, association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PRO RATA ALLOTMENT" means, with respect to any Stockholder, the ratio of the number of issued and outstanding shares of Common Stock then owned by such Stockholder bears to the total number of issued and outstanding shares of Common Stock then held by all the Stockholders.

         "PROSPECTUS" means the prospectus included in any Registration Statement (including without limitation a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including without limitation post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

         "PUBLIC OFFERING" means any primary or secondary public offering of shares of Common Stock pursuant to an effective Registration Statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor form or with respect to any shares of Common Stock issuable in connection with the issuance of, or upon conversion of, any debt security of the Company.

         "REGISTRATION STATEMENT" means any registration statement under the Securities Act that covers any of the Securities pursuant to the provisions of this Agreement, including without limitation the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES" means shares of Common Stock, Option Stock and New Securities, together with any other securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a

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combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "THIRD PARTY" means (i) with respect to the Majority Stockholder, a prospective purchaser of Securities in an arm's-length transaction where such purchaser is not an Affiliate of the Majority Stockholder, and (ii) with respect to Audax, a prospective purchaser of Securities in an arm's-length transaction where such purchaser is not an Affiliate of Audax.

         "TRANSFEREE" means any Person to whom any Stockholder Transfers any Securities.

                          II. LIMITATIONS ON TRANSFERS

         2.1. TRANSFERS. Until the earlier of (i) the tenth anniversary of the date hereof, with respect to the Stockholders other than Audax, and the fifth anniversary of the date hereof, with respect to Audax, and (ii) the closing of a Public Offering, no Stockholder (other than the Majority Stockholder) (all Stockholders other than the Majority Stockholder, each a "NON-MAJORITY STOCKHOLDER," and collectively, the "NON-MAJORITY STOCKHOLDERS") shall offer, sell, assign, grant a participation in, pledge or otherwise transfer, directly or indirectly (i.e., through the transfer of equity interests in a Stockholder) ("TRANSFER"), any of its Securities, except as expressly provided in this
Section 2.

         2.2. RESTRICTIVE LEGEND. Each certificate representing a Security owned by any Non-Majority Stockholder will include the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN A STOCKHOLDERS AGREEMENT TO WHICH THE COMPANY IS A PARTY, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY."

         2.3. PERMITTED PLEDGES. Notwithstanding Section 2.1, any Non-Majority Stockholder may pledge any or all Securities now or hereafter owned by him or her or grant a security interest therein to secure indebtedness of such Stockholder owing to a bank or other financial institution, PROVIDED, HOWEVER, that any pledgee pursuant to this Section 2.3 shall acquire only a security interest in such Securities entitling such pledgee to (i) the proceeds from any sale of such shares

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made in compliance with the terms of this Agreement, (ii) any proceeds of any distribution to stockholders on account of the Securities in any liquidation as a result of any bankruptcy proceeding or the winding-up of affairs of the Company, and (iii) any other distributions in respect of such shares (PROVIDED, HOWEVER, that any Securities so distributed shall be issued to the Stockholder, but may be made subject to the pledge on the same basis as the underlying shares) and in no event shall such pledgee receive title to such shares or Securities or any other rights incident thereto other than those specified above. The pledge agreements or other related financing agreements of any Non-Majority Stockholder shall be subject to, and acknowledge the rights of, the Company and the other Stockholders set forth herein and shall acknowledge the restrictions imposed on the Securities pursuant to this Agreement.

         2.4. PERMITTED TRANSFERS. (a) Notwithstanding Section 2.1, Securities held by Non-Majority Stockholders that are individuals may be Transferred by such Non-Majority Stockholder (i) to such Non-Majority Stockholder's spouse, such Non-Majority Stockholder's parents, members of such Non-Majority Stockholder's immediate family or such Non-Majority Stockholder's lineal descendants, (ii) to all trusts, partnerships or similar entities principally owned by and/or for the benefit of any of the foregoing, (iii) to any employee of, partner in or other owner of (an "EMPLOYEE") a professional association, corporation, partnership or limited liability company providing radiology services to the Company pursuant to a service agreement (a "RADIOLOGY PRACTICE"), or to any Radiology Practice, if such Transfer is made in accordance with the terms of a plan submitted by such Radiology Practice and approved by the Board of Directors in respect of such types of Transfers, or (iv) with the prior written approval of the Board of Directors, which approval shall be granted or withheld in the sole discretion of the Board of Directors; PROVIDED, HOWEVER, that any Transferee pursuant to this Section 2.4(a) must agree in writing (in form reasonably satisfactory to the Company and the Majority Stockholder) to be bound by this Agreement as if such Transferees were the transferring Non-Majority Stockholder.

         (b) Notwithstanding Section 2.1, Securities held by Non-Majority Stockholders that are not individuals may be Transferred by such Non-Majority Stockholder to (i) any beneficial owner of such Non-Majority Stockholder (as defined in Rule 13d-3 under the Exchange Act) as of the date of this Agreement,
(ii) Affiliates of such Non-Majority Stockholder, or

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(iii) with respect to Audax and its Affiliates only, up to an amount not to exceed, in the aggregate, 15% of the membership or other equity securities of Audax and its Affiliates outstanding at any time to any Person (other than Audax Management Company, LLC); PROVIDED, HOWEVER, that any Transferee pursuant to this Section 2.4(b) must agree in writing (in form reasonably satisfactory to the Company and the Majority Stockholder) to be bound by this Agreement as if such Transferees were the transferring Non-Majority Stockholder.

         2.5. RIGHTS TO COMPEL SALE. (a) The Majority Stockholder will have the right at any time in connection with a bona fide offer (a "COMPELLED SALE OFFER") by a Third Party to purchase (other than pursuant to a Public Offering) Securities from the Majority Stockholder, exercisable as set forth below, to require each of the Non-Majority Stockholders to sell up to a percentage of the Non-Majority Stockholders' Securities then held by the Non-Majority Stockholders that is equal to the percentage of the Securities held by the Majority Stockholder that the Majority Stockholder intends to sell to such Third Party, for the same per share consideration (in form and amount) and on the same terms that the Majority Stockholder sells its Securities (less, in the case of any Options, warrants or other convertible Securities, the exercise price therefor). Without limiting the foregoing, in the event that the Compelled Sale Offer by such Third Party provides an option for the Majority Stockholder as to the form of consideration to be received in the sale, each Non-Majority Stockholder will be entitled to elect to receive any form of consideration that is offered to the Majority Stockholder pursuant to such Compelled Sale Offer.

         (b) If the Majority Stockholder elects to exercise its right to compel a sale pursuant to this Section 2.5, the Majority Stockholder will, at least 15 calendar days prior to the closing of such sale, deliver written notice of the Compelled Sale Offer to the Company and the Non-Majority Stockholders setting forth the consideration, the identity of the Third Party and the other terms and conditions thereof, as well as a copy of the definitive agreements that relate in whole or in part to such sale or other transaction of which such sale is a part. If the Compelled Sale Offer consists in whole or in part of consideration other than cash, the Majority Stockholder will provide such information, to the extent reasonably available to the Majority Stockholder, relating to such consideration as the Non-Majority Stockholders may reasonably request in order to evaluate such non-cash consideration. The Non-Majority Stockholders will enter into any agreement (a

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"COMPELLED SALE AGREEMENT") relating to the Compelled Sale Offer to which the
Majority Stockholder is a party and will be required to give such representations and warranties and share pro rata in any indemnities required to be given by the Majority Stockholder; PROVIDED, that each Non-Majority Stockholder's liabilities pursuant to this sentence shall in no event exceed the amount of gross proceeds received by such Non-Majority Stockholder in respect of such sale. With respect to individual representations and warranties as to title to the Securities, the absence of any liens on such Securities and authority to consummate the transaction (the "STOCKHOLDER REPRESENTATIONS"), each Non-Majority Stockholder shall be severally and not jointly liable only for his or her own Stockholder Representations.

         (c) Each Non-Majority Stockholder will deliver to the Company in escrow, not less than five Business Days before the proposed date of consummation of the Compelled Sale Offer, the Duly Endorsed certificate or certificates representing all of the Securities owned by such Non-Majority Stockholder subject to the Compelled Sale Agreement, free and clear of any Encumbrances. If any Non-Majority Stockholder fails to deliver such certificates to the Company, the Company will cause the books and records of the Company to show that such shares are subject to the provisions of this Section 2.5 and may be Transferred only to the Third Party upon payment of the purchase price without interest and upon surrender for Transfer by such Non-Majority Stockholder.

         (d) Immediately after completion of any such sale pursuant to this
Section 2.5, the Company will notify the Non-Majority Stockholders of such completion and will remit to each Non-Majority Stockholder the proceeds of such sale attributable to the sale of such Non-Majority Stockholder's Securities; PROVIDED, HOWEVER, that if any Non-Majority Stockholder fails to deliver the certificates for such Securities to the Company in accordance with this Section 2.5, the Third Party will hold such proceeds in escrow (with no interest) until such defaulting Non-Majority Stockholder so delivers such certificates (or a lost certificate affidavit reasonably acceptable to the Third Party).

         (e) Notwithstanding anything in this Section 2.5 to the contrary, there will be no liability on the part of the Majority Stockholder to any Non-Majority Stockholder or on the part of the Non-Majority Stockholders to the Majority Stockholder if any sale of Securities pursuant to this Section 2.5 is not consummated for whatever reason. It is understood that the Majority Stockholder, in its sole discretion, will determine whether to effect a sale of securities to any Third

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Party pursuant to this Section 2.5; PROVIDED that the Majority Stockholder shall not, and no Co-Selling Stockholder shall be obligated to, consummate the Transfer of Securities pursuant to this Section 2.5 unless the Majority Stockholder consummates such Transfer for the same per share purchase consideration (in form and amount) and on the same terms (less, in the case of any Options, warrants or other convertible Securities, the exercise price therefor).

         2.6. TAG-ALONG RIGHTS. (a) If the Majority Stockholder proposes to Transfer (other than pursuant to a Public Offering or a Transfer pursuant to Rule 144 of the Securities Act) any of its Securities to any Third Party pursuant to a bona fide offer to purchase (a "TAG-ALONG OFFER"), the Majority Stockholder will provide written notice of such Tag-Along Offer to the Company and each of the Non-Majority Stockholders in the manner set forth in this
Section 2.6. Such written notice will identify the purchaser, the number of Securities proposed to be purchased from the Majority Stockholder (or if greater, the number of Securities such Person is willing to purchase), the Tag-Along Ratio (as defined in Section 2.6(d)), the consideration offered and any other material terms and conditions of the Tag-Along Offer, and will be certified by an authorized representative of the Majority Stockholder as to the accuracy of the terms contained therein. If the offer price consists in part or in whole of consideration other than cash, the Majority Stockholder will provide such information, to the extent reasonably available to the Majority Stockholder, relating to such consideration as such Non-Majority Stockholders may reasonably request in order to evaluate such non-cash consideration.

         (b) Each Non-Majority Stockholder will have the right, exercisable as set forth below, to accept the Tag-Along Offer by selling up to the number of Securities determined pursuant to Section 2.6(d). Each Non-Majority Stockholder will, within ten Business Days after receipt of the written notice from the Majority Stockholder, provide the Majority Stockholder with an irrevocable written notice specifying the number of such Securities such Stockholder agrees to Transfer, and will simultaneously provide a copy of such notice to the Company. If any Non-Majority Stockholder does not accept the Tag-Along Offer within ten Business Days following receipt of written notice from the Majority Stockholder, such Non-Majority Stockholder will be deemed to have waived any and all rights under this Section 2.6 with respect to the Transfer of Securities pursuant to such Tag-Along Offer. If any terms of the Tag-Along Offer

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change at any time prior to the consummation of the Transfer of Securities pursuant to the Tag-Along Offer (a "REVISED TAG-ALONG OFFER"), each Stockholder will be entitled to written notice of the terms of the Revised Tag-Along Offer and may elect to participate in such Revised Tag-Along Offer (in which case any prior election to participate in the original Tag-Along Offer shall be deemed rescinded) in accordance with the provisions of this
Section 2.6 or may elect to rescind or revise any prior election to participate in the original Tag-Along Offer. For the purposes of this Section 2.6, any Revised Tag-Along Offer will be deemed to be included in the definition of "Tag-Along Offer."

         (c) Not less than five Business Days prior to the proposed date of any sale pursuant to a Tag-Along Offer, the Majority Stockholder will notify the Non-Majority Stockholders which have accepted the Tag-Along Offer (each, a "CO-SELLING STOCKHOLDER") of such proposed date. Not less than two Business Days prior to such proposed date, the Co-Selling Stockholders will deliver to the Majority Stockholder the Duly Endorsed certificate or certificates representing the Securities to be Transferred by the Co-Selling Stockholders, free and clear of any Encumbrances, and all other documents reasonably required to be executed in connection with such Tag-Along Offer.

         (d) Each Co-Selling Stockholder will have the right to Transfer, pursuant to the Tag-Along Offer (and the Majority Stockholder will, to the extent necessary, reduce the amount or number of Securities to be sold by the Majority Stockholder by a corresponding amount), up to a number of Securities equal to the product of the total number of shares of Securities offered to be purchased as set forth in such Tag-Along Offer multiplied by a fraction (the "TAG-ALONG RATIO"), the numerator of which will be the aggregate number of issued and outstanding shares of Common Stock which the Co-Selling Stockholder holds and the denominator of which will be the aggregate number of issued and outstanding shares of Common Stock held at such time by the Majority Stockholder and all Co-Selling Stockholders. Each Co-Selling Stockholder will enter into any sale agreement relating to the Tag-Along Offer to which the Majority Stockholder is a party and will be required to give such representations and warranties and share pro rata in any indemnities required to be given by the Majority Stockholder; PROVIDED, that each Non-Majority Stockholder's liabilities pursuant to this sentence shall in no event exceed the amount of gross proceeds received by such Non-Majority Stockholder in respect of such sale. With respect to Stockholder Representations, each Non-Majority

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Stockholder shall be severally and not jointly liable only for his or her own
Stockholder Representations.

         (e) The Majority Stockholder will have 120 calendar days from its mailing of written notice to the Company Stockholders in which to consummate the Transfer of Securities owned by such Majority Stockholder and the Co-Selling Stockholders as contemplated by the Tag-Along Offer at the price and on the terms contained in such notice. If, at the end of such 120 calendar days, the Majority Stockholder has not completed such Transfer, the right of the Majority Stockholder to effect such Transfer will terminate, and the Securities of such Majority Stockholder (and Co-Selling Stockholders) subject to such proposed Transfer will again be subject to all the restrictions on sale or other disposition and other provisions contained in this Agreement.

         (f) Immediately after the consummation of the Transfer of Securities pursuant to the Tag-Along Offer, the Majority Stockholder will notify the Co-Selling Stockholders thereof and will remit to each Co-Selling Stockholder the total sales price attributable to the Securities of such Co-Selling Stockholder sold pursuant thereto less a pro rata portion of the expenses incurred in connection with such sale.

         (g) Notwithstanding anything contained in this Section 2.6, there will be no liability on the part of the Majority Stockholder to any Non-Majority Stockholder (including any Co-Selling Stockholder), or on the part of any Non-Majority Stockholder (including any Co-Selling Stockholder) to the Majority Stockholder, if the Transfer of Securities pursuant to this Section 2.6 is not consummated for any reason. Whether to effect a Transfer of Securities pursuant to this Section 2.6 is in the sole and absolute discretion of the Majority Stockholder; PROVIDED that the Majority Stockholder shall not, and no Co-Selling Stockholder shall be obligated to, consummate the Transfer of Securities pursuant to this Section 2.6 unless the Majority Stockholder consummates such Transfer for the same per share purchase consideration (in form and amount) and on the same terms.

         (h) In the event that the Majority Stockholder is entitled to any fee in connection with a Tag-Along Offer, the Majority Stockholder and Audax Management Company, LLC (or its designee) will share such fee in accordance with the allocation provisions set forth in the Advisory Services Agreement as if such fee were paid by the Company thereunder.

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         2.7. RIGHT TO PURCHASE. (a) Except as otherwise set forth in the
Radiologix, Inc. 2000 Stock Option Plan (the "STOCK OPTION PLAN") and any option award agreement relating thereto pursuant to which a Company Stockholder has received Options (collectively with the Stock Option Plan, the "COMPANY OPTION DOCUMENTS") and subject to this Section 2.7, the Company shall have the right to purchase from a Company Stockholder, and such Company Stockholder shall have the obligation to sell to the Company, all, but not less than all (except as set forth in Section 2.7(a)(ii)(C)), of such Company Stockholder's Securities as follows (each such event, a "REPURCHASE EVENT"):

          (i) at the Fair Market Value of such Securities to be purchased if such Company Stockholder's employment with the Company or any subsidiary of the Company or, if applicable, such Company Stockholder's membership on the Board of Directors, is terminated as a result of (A) the termination of such employment or membership on the Board of Directors, if applicable, without Cause, (B) the death or Disability of such Company Stockholder, or
     (C) the resignation or retirement of such Company Stockholder at a time at which there is not a Material Underperformance; or

          (ii) at the lesser of the Fair Market Value and the Cost of the Securities to be purchased (A) upon the termination by the Company of such employment or membership on the Board of Directors, if applicable, for Cause, (B) upon the termination by the Company of such employment because there has been Material Underperformance, or (C) in the event of the attachment, levy or enforcement of any pledge against the Securities of such Company Stockholder; PROVIDED, that the Company repurchase right pursuant to this subsection (C) will only extend to the number of Securities to which such attachment, levy or enforcement of any pledge applies.

         (b) NOTICE. Except as otherwise set forth in the Company Option Documents with respect to a Company Stockholder, if the Company desires to purchase Securities from a Company Stockholder pursuant to Section 2.7(a), it shall notify such Company Stockholder (or his or her estate, as the case may be) not more than 180 days after the occurrence of a Termination Event of the Company's right to acquire such Securities.

         (c) PAYMENT; CLOSING OF PURCHASE. Payment for any Securities purchased by the Company pursuant to Section 2.7(a) shall be made on the date that is within 30 calendar days following the date of the receipt by a Company Stockholder of

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the Company's notice with respect to such shares pursuant to Section 2.7(b).
Simultaneously with such purchase, the Company Stockholder shall deliver certificates representing the Securities being purchased, Duly Endorsed for Transfer, and the Securities shall be free and clear of all liens, claims, options, charges, encumbrances or rights of others arising through the action or inaction of such Company Stockholder (collectively, "ENCUMBRANCES") and such Company Stockholder shall so represent and warrant, and further represent and warrant that he or she is the sole legal and beneficial owner of such shares. In the event that any of such Securities are not, by reason of law, contract or otherwise, free and clear of any Encumbrances, the Company may, at its option, defer payment for such Securities until the Encumbrances are removed, and the Company Stockholder will take the necessary measures to cause the removal of such Encumbrances as promptly as reasonably practicable. Simultaneously with such Transfer, all parties to the transaction shall execute such documents as may otherwise be appropriate, and the Company shall pay the total purchase price for the Securities purchased by the Company in cash.

         2.8. IMPROPER TRANSFER. (a) Any attempt to Transfer any Securities not in compliance with this Agreement will be null and void AB INITIO and neither the Company nor any transfer agent of the Company will register, or otherwise recognize in the Company's records, any such improper Transfer.

         (b) No Stockholder will enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing the rights or obligations of any Person under this Agreement, and any such transaction will be null and void AB INITIO and, to the extent that such transaction requires any action by the Company, it will not be registered or otherwise recognized in the Company's records or otherwise.

         2.9. TRANSFEREES. Any and all provisions of this Agreement which apply to the Stockholders will apply with equal force to any Transferee. Notwithstanding the foregoing, or any other provision hereof, no Transferee of the Majority Stockholder hereunder, except an Affiliate of the Majority Stockholder, will be bound by this Agreement unless such Transferee holds at least 50% of the outstanding Common Stock.

         2.10. AUDAX TAG-ALONG RIGHTS. (a) If Audax proposes to Transfer (other than pursuant to a Public Offering, a Transfer pursuant to Rule 144 of the Securities Act, a permitted pledge pursuant to Section 2.3, or a permitted Transfer pursuant to Section 2.4) any of its Securities to any Third Party pursuant to a bona fide offer to purchase (an "AUDAX TAG-ALONG OFFER"), Audax will provide written notice of such Audax Tag-Along Offer to the Majority Stockholder in the manner set forth in this Section 2.10. Such written notice will identify the purchaser, the number of Securities proposed to be purchased from Audax
(or if greater, the number of Securities such Person is willing to purchase), the Audax Tag-Along Ratio (as defined in Section 2.10(d)), the consideration offered and any other material terms and conditions of the Audax Tag-Along Offer, and will be certified by an authorized representative of Audax as to the accuracy of the terms contained therein. If the offer price consists in part or in whole of consideration other than cash, Audax will provide such information, to the extent reasonably available to Audax, relating to such consideration as the Majority Stockholder may reasonably request in order to evaluate such non-cash consideration.

         (b) The Majority Stockholder will have the right, exercisable as set forth below, to accept the Audax Tag-Along Offer by selling up to the number of Securities determined pursuant to Section 2.10(d). The Majority Stockholder will, within ten Business Days after receipt of the written notice from Audax, provide Audax with an irrevocable written notice specifying the number of such Securities the Majority Stockholder agrees to Transfer, and will simultaneously provide a copy of such notice to the Company. If the Majority Stockholder does not accept the Audax Tag-Along Offer within ten Business Days following receipt of written notice from Audax, the Majority Stockholder will be deemed to have waived any and all rights under this Section 2.10 with respect to the Transfer of Securities pursuant to such Audax Tag-Along Offer. If any terms of the Audax Tag-Along Offer change at any time prior to the consummation of the Transfer of Securities pursuant to the Audax Tag-Along Offer (a "REVISED AUDAX TAG-ALONG OFFER"), the Majority Stockholder will be entitled to written notice of the terms of the Revised Audax Tag-Along Offer and may elect to participate in such Revised Audax Tag-Along Offer (in which case any prior election to participate in the original Audax Tag-Along Offer shall be deemed rescinded) in accordance with the provisions of this Section 2.10 or may elect to rescind or revise any prior election to participate in the original Audax Tag-Along Offer. For the purposes of this Section 2.10, any Revised Audax Tag-Along Offer will be deemed to be included in the definition of "Audax Tag-Along Offer." Without limiting the foregoing, in the event that the Majority Stockholder accepts an Audax Tag-Along Offer, the Company Stockholders and the Other

Stockholders will have the right to participate in the Majority Stockholder's sale of Securities pursuant to Section 2.6 as if the Majority Stockholder received a Tag-Along Offer thereunder relating only to the number of shares permitted to be sold by it pursuant to Section 2.10(d); PROVIDED, HOWEVER, that nothing herein will be deemed to permit the Company Stockholders or the Other Stockholders to exercise any such right with respect to any Securities sold by Audax pursuant to this Section 2.10; PROVIDED, FURTHER, HOWEVER, that in the event that the Majority Stockholder does not accept such Audax Tag-Along Offer, the Company Stockholders and the Other Stockholders will have no rights hereunder with respect to such sale.

         (c) Not less than five Business Days prior to the proposed date of any sale pursuant to an Audax Tag-Along Offer, Audax will notify the Majority Stockholder, if it has accepted the Audax Tag-Along Offer, of such proposed date. Not less than two Business Days prior to such proposed date, the Majority Stockholder will deliver to Audax the Duly Endorsed certificate or certificates representing the Securities to be Transferred by the Majority Stockholder, free and clear of any Encumbrances, and all other documents reasonably required to be executed in connection with such Audax Tag-Along Offer.

         (d) The Majority Stockholder will have the right to Transfer, pursuant to the Audax Tag-Along Offer (and Audax will, to the extent necessary, reduce the amount or number of Securities to be sold by Audax by a corresponding amount), up to a number of Securities equal to the product of the total number of shares of Securities offered to be purchased as set forth in such Audax Tag-Along Offer multiplied by a fraction (the "AUDAX TAG-ALONG RATIO"), the numerator of which will be the aggregate number of issued and outstanding shares of Common Stock which the Majority Stockholder holds and the denominator of which will be the aggregate number of issued and outstanding shares of Common Stock held at such time by Audax and the Majority Stockholder. The Majority Stockholder will enter into any sale agreement relating to the Audax Tag-Along Offer to which Audax is a party and will be required to give such representations and warranties and share pro rata in any indemnities required to be given by Audax; PROVIDED, that the Majority Stockholder's liabilities pursuant to this sentence shall in no event exceed the amount of gross proceeds received by the Majority Stockholder in respect of such sale. With respect to Stockholder Representations, the Majority Stockholder shall be severally and not jointly liable only for his or her own Stockholder Representations.

         (e) Audax will have 120 calendar days from its mailing of written notice to the Majority Stockholder in which to consummate the Transfer of Securities owned by Audax and the Audax Stockholder as contemplated by the Audax Tag-Along Offer at the price and on the terms contained in such notice. If, at the end of such 120 calendar days, Audax has not completed such Transfer, the right of the Audax Stockholder to effect such Transfer will terminate, and the Securities of Audax subject to such proposed Transfer will again be subject to all the restrictions on sale or other disposition and other provisions contained in this Agreement.

         (f) Immediately after the consummation of the Transfer of Securities pursuant to the Audax Tag-Along Offer, Audax will notify the Majority Stockholder thereof and will remit to the Majority Stockholder the total sales price attributable to the Securities of the Majority Stockholder sold pursuant thereto less a pro rata portion of the expenses incurred in connection with such sale.

         (g) Notwithstanding anything contained in this Section 2.10, there will be no liability on the part of Audax to the Majority Stockholder, or on the part of the Majority Stockholder to Audax, if the Transfer of Securities pursuant to
Section 2.10 is not consummated for any reason. Whether to effect a Transfer of Securities pursuant to this Section 2.10 is in the sole and absolute discretion of Audax; PROVIDED that Audax shall not, and the Majority Stockholder shall not be obligated to, consummate the Transfer of Securities pursuant to this Section
2.10 unless Audax consummates such Transfer for the same per share purchase consideration (in form and amount) and on the same terms.

         (h) In the event that Audax is entitled to any fee in connection with an Audax Tag-Along Offer, the Majority Stockholder and Audax Management Company LLC (or its designee) will share such fee in accordance with the allocation provisions set forth in the Advisory Services Agreement as if such fee were paid by the Company thereunder.

                             III. RIGHTS TO PURCHASE

         The following provisions of this Article III will terminate immediately prior to the closing of a Public Offering and will not apply with respect to any Public Offering.

         3.1. RIGHT TO PARTICIPATE IN CERTAIN SALES OF ADDITIONAL SECURITIES.
(a) The Company will not offer, sell or issue (i) any shares of capital stock of the Company, (ii) securities convertible into or exchangeable for capital stock of the Company, or (iii) options, warrants or other rights to purchase capital stock of the Company (collectively, "NEW SECURITIES") unless the Company first submits a written offer to each Stockholder (collectively for purposes of this Article III, the "OFFEREES") identifying the terms of the proposed sale (including price, number and aggregate principal amount of securities being offered), and offers to each of the Offerees the opportunity to purchase its Pro Rata Allotment of the New Securities (subject to increase for over-allotment if some Offerees do not fully exercise their rights) on terms and conditions contained in such notice. The Company will keep such offer open and irrevocable for a period of 10 Business days following receipt by the Offerees of such written notice, and the Offerees will have the right to elect to purchase the New Securities so offered by giving written notice thereof to the Company within such 10 Business day-period. Such notice will indicate the maximum number of New Securities which the Offerees would purchase if one or more other Offerees do not elect to purchase any of the New Securities to which it is entitled to purchase. In the event that any Offeree does not elect to purchase its Pro Rata Allotment, then each Offeree who has elected to purchase a number of New Securities in excess of its Pro Rata Allotment (an "OVERALLOTMENT OFFEREE") will have the right to purchase those New Securities which such Offeree elected not to purchase, which New Securities will be allocated among all Overallotment Offerees pro rata based on the number of issued and outstanding shares of Common Stock held by such Overallotment Offerees immediately prior to the commencement of such Offer; PROVIDED that no Offeree will be required to purchase more than the number of New Securities specified in its election notice. Any New Securities so offered which are not purchased by the Offerees pursuant to such offer may be sold by the Company at any time within 180 calendar days following the termination of the above-referenced ten Business Day-period, but only on the terms and conditions no more favorable to the purchasers thereof than those set forth in the initial offer. The Company will not offer, sell or issue any New Securities after such 180 calendar-day period or on terms and conditions more favorable to the purchasers thereof than those set forth in the original offer notice without renewed compliance with this Section 3.1.

         (b) Notwithstanding the foregoing, the right to purchase granted under this Article III will be inapplicable with respect to any issuance or proposed issuance by the Company of (i) securities issued as consideration for the acquisition of another business by the Company, whether by merger, purchase of all or substantially all of the assets or otherwise, (ii) shares of capital stock issued or issuable in connection with, or upon the exercise of, options or other awards granted to or to be granted to employees, consultants, officers, directors, advisors or independent contractors of the Company or of any Affiliate of the Company pursuant to the Stock Option Plan, including shares of Common Stock issued in replacement of shares of Common Stock repurchased or issuable upon exercise of options granted in replacement, exchange, or reissuance of any options to purchase Common Stock, to the extent permitted under the Stock Option Plan or related agreement and approved by the Board of Directors, (iii) securities issued as a result of any stock split, stock dividend or reclassification of the Company's stock not resulting in a change in beneficial ownership of any stockholder, (iv) shares of capital stock issued pursuant to any agreement in effect on the date hereof, (v) shares of capital stock issued to any Employee or a Radiology Practice, (vi) shares of capital stock issued to any strategic partner in a transaction approved by the Board of Directors, and (vii) shares of capital stock issued to lenders in connection with the issuance of any debt securities of the Company.

                            IV. ELECTION OF DIRECTORS

         4.1. ELECTION. (a) Prior to the Public Offering and as long as Audax and its Affiliates own at least 5% of the issued and outstanding shares of Common Stock, at any time at which stockholders of the Company will have the right to or will vote shares of capital stock of the Company in an election of directors, the Stockholders will vote all shares of capital stock of the Company presently owned or hereafter acquired by them so as to cause and maintain the election to the Board of Directors of one representative designated by Audax (the "AUDAX DIRECTOR"). Prior to the Public Offering and for so long as Audax owns at least 1% of the issued and outstanding shares of Common Stock, a representative of Audax (the "OBSERVER") will be entitled to attend any meeting of the Board of Directors and receive all written communications (including board information materials, copies of minutes and notices of meetings) provided to all other directors of the Company. Without limiting the foregoing, in the event that the Board of Directors (excluding the Observer in his or her capacity as such) is increased to nine or more members at any time, then at any time at which Audax owns at least 15% of the issued and outstanding shares of Common Stock held at such time by Audax, SKM and their respective Affiliates, Audax will be entitled to designate the Observer to the Board of Directors (the "ADDITIONAL DIRECTOR") and the Stockholders will vote their shares in favor of the Additional
Director in accordance with this Section 4.1 as if the Additional Director were an Audax Director hereunder.

         (b) If any Stockholder does not vote the Securities held by it as provided in this Agreement at any meeting of the stockholders of the Company, or does not give its written consent in lieu of a meeting, thereupon, without further action by such Stockholder, the President or any Vice President of the Company will be, and hereby is, irrevocably constituted the attorney-in-fact and proxy of such Stockholder for the purpose of voting, and will vote such shares at such meeting as provided in this Agreement, or give such consent, as the case may be. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies will be deemed coupled with an interest and are irrevocable for the term of this Agreement.

         4.2. EXPENSES OF DIRECTORS. The Company will pay the reasonable out-of-pocket expenses incurred by the Audax Director, the Observer and the Additional Director, if applicable, in connection with attending the meetings of the Board of Directors and committees of the Board of Directors of which such individual is a member. The Company will indemnify the Audax Director and the Additional Director, if applicable, in their capacities as directors of the Company to the fullest extent permitted under applicable law and on terms (including coverage under any applicable directors' and officers' liability insurance) no less favorable than provided to any other director of the Company.

         4.3. VACANCIES AND REMOVAL. The Audax Director and the Additional Director, if applicable, designated in Section 4.1 will be elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting of stockholders) and will serve until his or her respective successor is elected and qualified or until his earlier resignation or removal. The Audax Director and/or the Additional Director, if applicable, will be removed from the Board of Directors (with or without cause) at the written request of Audax, but only upon such written request and under no other circumstances (in each case, determined on the basis of a vote or consent of Audax). In the event that any Audax

Director or Additional Director designated hereunder for any reason ceases to serve as a member of the Board of Directors or any committee thereof during such representative's term of office, the resulting vacancy on the Board of Directors or committee will, at Audax's option, be filled by another representative designated by Audax and will in all events remain vacant until filled pursuant to this Section 4.3.

         4.4. SUBSIDIARY DECISIONS. Any decisions made by any of the Company's subsidiaries that would have a material effect on the Company will be made by the Board of Directors of the Company.

                                 V. REGISTRATION

         5.1. (a) DEMAND REGISTRATIONS. At any time after the 18 month anniversary of the closing of a Public Offering, Audax and its Affiliates will have the right by written notice delivered to the Company (a "DEMAND NOTICE") to require the Company to register (a "DEMAND REGISTRATION") under and in accordance with the provisions of the Securities Act shares of Common Stock held by Audax, unless, at the time of such Demand Notice, all of the shares of Common Stock requested to be registered pursuant hereto are eligible for resale in accordance with Rule 144 within a three-month period. The Demand Notice will state the number of shares of Common Stock held by Audax requested to be registered. The Company will have no obligation to effectuate more than one Demand Registration pursuant to this Section 5.1; PROVIDED, HOWEVER, that in determining the number of Demand Registrations to which Audax and its Affiliates are entitled, there shall be excluded any Demand Registration (1) that does not become effective or is not maintained effective for the period required pursuant to Section 5.4(a) or (2) that is an underwritten registration if the total number of shares of Common Stock registered in such offering by Audax (the "REGISTERED SHARES") is less than 75% of the number of shares of Common Stock requested to be included therein by Audax (the "ORIGINAL REQUESTED SHARES"); PROVIDED, HOWEVER, that in such event, Audax may only exercise its right to request an additional Demand Registration pursuant to this clause (2)(A) one time with respect to a maximum number of shares of Common Stock equal to the difference between the Original Requested Shares and the Registered Shares (such requested number of shares of Common Stock, the "ADDITIONAL REQUESTED SHARES") and (B) if such Additional Requested Shares would reasonably be expected to result in aggregate gross proceeds from such offering of not less than $5.0 million.

         (b) FILING AND EFFECTIVENESS. The Company will file a Registration Statement relating to any Demand Registration within 45 calendar days of its receipt of a Demand Notice, and will use its reasonable efforts to cause the same to be declared effective by the SEC within 60 calendar days of the filing of such Registration Statement with the SEC with respect to such Demand Registration.

         (c) PRIORITY ON DEMAND REGISTRATION. With respect to any Demand Registration of shares of Common Stock to be sold in one or more firm commitment underwritten offerings, the Company shall also provide written notice to holders of its shares of Common Stock, if any, who have piggyback registration rights with respect thereto and permit all such holders who request to be included in the Demand Registration to include any or all shares held by such holders in such Demand Registration. Notwithstanding the foregoing, if the managing underwriter or underwriters of the offering to which such Demand Registration relates advise the holders of shares of Common Stock to be registered in such Demand Registration that the total amount of shares of Common Stock intended to be included in such Demand Registration would adversely affect the success of such offering, then (i) first, the amount of securities to be offered for the account of the holders (other than the Stockholders, the Majority Stockholder, Audax and their respective Affiliates) will be reduced, to zero if necessary (PRO RATA among such holders on the basis of the number of shares held by each such holder), (ii) second, the number of shares of Common Stock to be included in the Demand Registration for the account of the Stockholders, Majority Stockholder and their respective Affiliates will be reduced, to zero if necessary (PRO RATA among such holders on the basis of the number of shares held by each such holder), and (iii) third, the number of shares of Common Stock included in such Demand Registration by Audax and its Affiliates will, if necessary, be reduced (PRO RATA among such holders on the basis of the number of shares held by each such holder) and there will be included in such firm commitment underwritten offering only the number of shares of Common Stock that, in the opinion of such managing underwriter or underwriters, can be sold without adversely affecting the success of such offering.

         (d) POSTPONEMENT OF DEMAND REGISTRATION. The Company will be entitled to postpone the filing period (or suspend the effectiveness) of any Demand Registration for such reasonable period of time, not in excess of 90 calendar days, if the Board of Directors determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could interfere with BONA FIDE business financing plans of the Company or would require disclosure of information, the premature disclosure of which would adversely affect the Company in any material respect. If the Company postpones the filing of a Registration Statement, it will promptly notify Audax in writing of the postponement, the reasons therefor and the proposed length of the postponement and promptly notify such holders in writing when the events or circumstances permitting such postponement have ended. The rights provided hereunder may be exercised on only one occasion during any 12-month period, notwithstanding any other provision hereto.

         5.2. PIGGYBACK REGISTRATION. (a) RIGHT TO PIGGYBACK. If at any time the Company proposes to file a registration statement under the Securities Act with respect to a Public Offering (other than in connection with the Company's first Public Offering after the date of this Agreement, as long as the Majority Stockholder and each of its Affiliates does not participate in such Public Offering pursuant to this Section 5.2), whether or not for its own account, then the Company will give written notice of such proposed filing to the Stockholders promptly, but in any event at least 15 calendar days before the anticipated filing date. Such notice will offer such Stockholders the opportunity to register such number of shares of Common Stock as each such holder may request (a "PIGGYBACK REGISTRATION"). Subject to Section 5.2(b) hereof, the Company will include in each such Piggyback Registration all shares of Common Stock with respect to which the Company has received written requests for inclusion therein. The Stockholders will be permitted to withdraw all or part of the shares of Common Stock from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

         (b) PRIORITY ON PIGGYBACK REGISTRATIONS. The Company will cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Stockholders to include therein all such shares of Common Stock requested to be so included on the same terms and conditions as any similar securities, if any, of the Company included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advise the Stockholders to the effect that the total amount of securities which such holders, the Company and any other persons having rights to participate in such registration propose to include in such offering is such as to adversely affect the success of such offering, then:

         (i) if such registration is a primary registration on behalf of the Company, the amount of securities to be included therein for the account of all other persons other than the Stockholders and the Company will be reduced (to zero if necessary) PRO RATA in proportion to the number of shares held by each such person to the extent necessary to reduce the total number of shares of Common Stock to be included in such offering to the amount recommended by such managing underwriter or underwriters, and, thereafter, if such reduction is not sufficient so as, in the opinion of such managing underwriter or underwriters, to permit the inclusion of shares of Common Stock without adversely affecting the success of the offering, the amount of shares of Common Stock so included in the Registration Statement for the account of the Stockholders will be reduced (to zero if necessary) PRO RATA in proportion to the total amount of shares of Common Stock held by each such person to the extent necessary to reduce the total amount of shares of Common Stock to be included in such offering to the amount recommended by such managing underwriter or underwriters; and

         (ii) if such registration is an underwritten secondary registration on behalf of holders of securities of the Company (other than pursuant to a Demand Registration) exercising their "demand" registration rights, then the amount of shares of Common Stock to be included therein for the account of such holders of securities will be reduced (to zero if necessary) PRO RATA in proportion to the total amount of shares of Common Stock held by each such person to the extent necessary to reduce the total amount of shares of Common Stock to be included in such offering to the amount recommended by such managing underwriter or underwriters, and, thereafter, if such reduction is not sufficient so as, in the opinion of such managing underwriter or underwriters, to permit the inclusion of shares of Common Stock without adversely affecting the success of the offering, the amount of shares of Common Stock so included in the Registration Statement for the account of the Stockholders will be reduced (to zero if necessary) PRO RATA in proportion to the total amount of shares of Common Stock held by each such person to the extent necessary to reduce the total amount of shares of Common Stock to be included in such offering to the amount recommended by such managing underwriter or underwriters.

         5.3. RESTRICTIONS ON SALE OF SECURITIES. (a) Each Stockholder agrees, and will confirm such agreement in writing if such holder is so requested (pursuant to a timely written notice) by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Company's Securities (except as part of such underwritten offering or unless such managing underwriter or underwriters otherwise agree) during the 10-calendar day period prior to, and (i) during the 90-calendar day period beginning on, the effective date of such Registration Statement or (ii) if such Registration Statement relates to the Company's first Public Offering after the date hereof, during 180-calendar day period beginning on, the effective date of the Registration Statement relating to such Public
Offering. If a request is made pursuant to this Section 5.3 during the effectiveness of any Demand Registration, the time period during which such Demand Registration is required to remain effective pursuant to Section
5.4(a) will be extended by 90 calendar days or such shorter period when all such shares of Common stock have been sold pursuant to such Registration Statement.

         (b) The Company agrees not to effect any public offering of any of its Securities (except as part of such underwritten offering) during the 10-calendar day period prior to, and during the 90-calendar day period beginning on, the effective date of such Registration Statement.

         5.4. REGISTRATION PROCEDURES. In connection with the Company's registration obligations pursuant to Sections 5.1 and 5.2, the Company will effect such registrations to permit the sale of shares of Common Stock in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

         (a) Prepare and file with the SEC a Registration Statement or Registration Statements on any appropriate form under the Securities Act available for the sale of the Securities by the holders thereof in accordance with the intended method or methods of distribution thereof, and use its best efforts to cause each such Registration Statement to become effective and remain effective for the lesser of six months and the date on which all shares of Common Stock included in such Registration Statement have been sold pursuant thereto;

         (b) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to comply with the provisions of the Securities Act;

         (c) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (and each holder of shares of Common Stock participating in such underwriting will also enter into and perform its obligations under such an agreement);

         (d) Furnish to the holders of shares of Common Stock participating in such registration and to the underwriters of the shares of Common Stock being registered such reasonable number of copies of the Registration Statement, Prospectus and such other documents as such underwriters may reasonably request in order to facilitate public offering of such shares of Common Stock;

         (e) Use its best efforts to register or qualify (or exempt) the shares of Common Stock covered by such Registration Statement under the securities or "blue sky" laws of such jurisdictions as the sellers of shares of Common Stock or, in the case of an underwritten public offering, the managing underwriter reasonably will request, and keep such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective, PROVIDED, HOWEVER, that the Company will not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

         (f) Notify each holder of shares of Common Stock covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event known to the Company as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

         (g) Cause all shares of Common Stock registered hereunder to be listed on each securities exchange (or on the Nasdaq National Market, as the case may be) on which similar securities issued by the Company are then listed; and

         (h) Provide a transfer agent and registrar for all shares of Common Stock registered hereunder and a CUSIP number for all shares of Common Stock, in each case not later than the effective date of such registration.

         The Company may require each seller of shares of Common Stock as to which any registration is being effected to furnish to the Company such information regarding the distribution of such shares of Common Stock as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the shares of Common Stock of any seller who unreasonably fails to furnish such information within a reasonable time after receiving such request.

         Each holder of shares of Common Stock will be deemed to have agreed by virtue of its acquisition of such shares of Common Stock that, upon receipt of any notice from the Company of the occurrence of (i) any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information,
(ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the shares of Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) the occurrence of any event which makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in a Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (v) of the Company's determination that a post-effective amendment to a Registration Statement would be appropriate, such holder will forthwith discontinue disposition of such shares of Common Stock covered by such Registration Statement or Prospectus until such holder's receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus.

         5.5. REGISTRATION EXPENSES. All Registration Expenses will be borne by the Company whether or not any of the Registration Statements become effective; PROVIDED, HOWEVER, that if, as a result of the withdrawal of a request for a Demand Registration by Audax or its Affiliates pursuant to Section 5.1(b) (except if such withdrawal is at the request of (i) the Company or (ii) Audax following notification by the underwriter or underwriters that the total number of shares of Common Stock that can be sold in such offering is less than 75% of the total number of shares of Common Stock requested to be included therein by Audax), the Registration Statement does not become effective, Audax will bear such Registration Expenses. "REGISTRATION EXPENSES" will mean all fees and expenses incident to the performance of or compliance with this Article V by the Company, including without limitation all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding the fees and disbursements of counsel for the Stockholders and any underwriting discounts or selling expenses related to the sale of any Stockholder's shares of Common Stock.

         5.6. INDEMNIFICATION. (a) INDEMNIFICATION BY THE COMPANY. The Company will, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of shares of Common Stock registered pursuant to this Agreement, the officers, directors and agents, Affiliates, advisors, brokers and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents, Affiliates, advisors, brokers and employees of any such controlling person, from and against all losses, claims, damages, liabilities, costs (including without limitation the costs of investigation and attorneys' fees) and expenses (collectively, "LOSSES"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or form of Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based solely upon information with respect to such holder furnished in writing to the Company by such holder expressly for use therein; PROVIDED, HOWEVER, that the Company will not be liable to any holder of shares of Common Stock to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) such holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale by such holder of a share of Common Stock to the person asserting the claim from which such Losses arise and (ii) the Prospectus would have completely corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (B) such untrue statement or alleged untrue statement or such omission or alleged omission is completely corrected in an amendment or supplement to the Prospectus previously furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, and such holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of a share of Common Stock to the person asserting the claim from which such Losses arise.

         The rights of any holder of shares of Common Stock hereunder will not be exclusive of the rights of any holder of shares of Common Stock under any other agreement or instrument of any holder of shares of Common Stock to which the Company is a party. Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting a holder of shares of Common Stock hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the holder of shares of Common Stock's rights under any such other agreement or instrument, PROVIDED, HOWEVER, that no indemnified party will be entitled hereunder to recover more than its indemnified Losses.

         (b) INDEMNIFICATION BY HOLDERS OF SECURITIES. In connection with any Registration Statement in which a holder of shares of Common Stock is participating, such holder of shares of Common Stock will furnish to the Company in writing such information with respect to such holder as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and will severally and not jointly indemnify, to the fullest extent permitted by law, the Company, its directors and officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to such holder furnished by such holder to the Company expressly for use in such Registration Statement or Prospectus and was relied upon by the Company in the preparation of such Registration Statement, Prospectus or preliminary prospectus. In no event will the liability of any selling holder of shares of Common Stock hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses and underwriter's discounts and commissions) received by such holder upon the sale of the shares of Common Stock giving rise to such indemnification obligation.

         (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. If any person shall become entitled to indemnity hereunder (an "INDEMNIFIED PARTY"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "INDEMNIFYING PARTY") of any claim or of the commencement of any action or proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; PROVIDED, HOWEVER, that the failure to so notify the indemnifying party will not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced materially by such failure. The indemnifying party will not consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any indemnified party is or could be a party and as to which indemnification or contribution could be sought by such indemnified party under this Section 5.6, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

         (d) CONTRIBUTION. If the indemnification provided for in this Section
5.6 is unavailable to an indemnified party under Section 5.6(a) or 5.6(b) hereof in respect of any Losses or is insufficient to hold such indemnified party harmless, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, will, jointly and severally, contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or indemnifying parties, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party or indemnifying parties, on the one hand, and such indemnified party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any action or proceeding.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.6(d) were determined by PRO RATA allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provision of this Section 5.6(d), an indemnifying party that is a selling holder of shares of Common Stock will not be required to contribute any amount in excess of the amount by which the total price at which the shares of Common Stock sold by such indemnifying party and distributed to the public exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The provisions of this Section 5.6 will survive any termination of this Agreement.

         5.7. RULES 144 AND 144A. From and after a Public Offering, the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, and will cooperate with any Stockholder (including without limitation by making such representations as any such holder may reasonably request), all to the extent required from time to time to enable such Stockholder to sell Securities without registration under the Securities Act within the limitations of the exemptions provided by Rules 144 and 144A

(including without limitation the requirements of Rule 144A(d)(4)). Upon the request of any Stockholder, the Company will deliver to such Stockholder a written statement as to whether it has complied with such filing requirements.

                          VI. COVENANTS OF THE COMPANY

         6.1. POST-CLOSING COVENANTS OF THE COMPANY. (a) FINANCIAL STATEMENTS AND OTHER INFORMATION. From and after the Closing, until the closing of the Public Offering, the Company will maintain a system of accounts in accordance with United States generally accepted accounting principles, applied on a consistent basis in accordance with past practices ("GAAP"), keep full and complete financial records and furnish to each Investor Stockholder and Other Stockholder the following: (i) within 90 days after the end of each fiscal year commencing with the year ending December 31, 2000, a copy of the balance sheet of the Company at the end of such year, together with statements of income, retained earnings and cash flows of the Company for such year, audited and certified by independent public accountants of recognized national standing, prepared in accordance with GAAP consistently applied; (ii) within 45 days after the end of the first three fiscal quarters of any fiscal year commencing with the fiscal quarter ending March 31, 2001, a copy of the unaudited balance sheet of the Company at the end of such fiscal quarter and the unaudited statements of income and cash flows for the Company as of the end of such fiscal quarter and for the year to date, prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments), each of the foregoing balance sheets and statements provided under (i) and (ii) to set forth in comparative form the corresponding figures for the prior fiscal period and to include a brief written discussion and analysis by management of the results shown therein; (iii) within 30 days after the end of each month commencing with the month ending after the date of this Agreement, a copy of the unaudited balance sheet of the Company at the end of such month and the unaudited statements of income and cash flows for the Company as of the end of such month and for the year to date, prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments); (iv) all financial and other information concerning the Company's operations at the same time such financial and other information is given to any other Stockholder; (v) all reports provided by the Company's accountants to the Company; and (vi) such other financial information as any Investor Stockholder may reasonably request from an executive officer of the Company that may be obtained without undue expense.

         (b) INSPECTION. From and after the date of this Agreement, until the closing of the Public Offering, the Company will, upon reasonable prior notice to the Company, permit authorized representatives (including, without limitation, accountants and legal counsel) of each Investor Stockholder, to visit and inspect any of the properties of the Company, (such visitation and inspection to be coordinated through an executive officer of the Company) including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, employees and independent accountants, all at such reasonable times and as often as may be reasonably requested by such Investor Stockholder. Each such authorized representative shall have the right during normal business hours to consult with and advise the directors and executive officers of the Company and its subsidiaries and thereby to participate in the management of the Company; PROVIDED, HOWEVER, that no such authorized representative shall thereby have any right to direct the management or policies of the Company or any of its subsidiaries. Except as otherwise provided herein or in connection with expenses that are reimbursable pursuant to the Advisory Services Agreement, each Investor Stockholder will pay its own expenses with respect to the exercise of its rights pursuant to this Section 6.1(b). The foregoing will be in addition to, and not in lieu of, the Investor Stockholders' rights under applicable law.

         (c) PUBLIC DISCLOSURES. From and after the date of this Agreement, the Company will not disclose the name or identity of any Investor Stockholder or any of its Affiliates in any press release or other public announcement, without the prior written consent of such Investor Stockholder, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure, the Company shall give written notice to such Investor Stockholder describing in reasonable detail the proposed content of such disclosure and will permit such Investor Stockholder a reasonable period of time to review and comment upon the form and substance of such disclosure.

         (d) BUDGET. The Company will prepare and submit to the Board of Directors of the Company an annual budget for each fiscal year, together with management's written discussion and analysis of such budget. The budget will be accepted as the budget for such fiscal year when it has been approved by a majority of the full Board of Directors and, thereupon, a copy of such budget as so approved (and thereafter any revisions or modifications thereto) promptly will be sent to each Investor Stockholder.

         (e) MATERIAL ADVERSE CHANGES. The Company will promptly advise the Investor Stockholders in writing of any event that in the judgment of the Company could reasonably be expected to have a Material Adverse Effect. For purposes of this Section 6.1(e), "MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

         6.2. INVESTOR STOCKHOLDER APPROVAL OF CERTAIN COMPANY ACTIONS. For so long as an Investor Stockholder owns at least 5% of the issued and outstanding shares of Common Stock, the Company will not, without first having provided written notice of such proposed action to such Investor Stockholder and having obtained the affirmative written consent of such Investor Stockholder:

         (a) amend, alter or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") in any way that would (i) adversely affect the rights, preferences or privileges of such Investor Stockholder in any manner that does not have a like and proportional effect on the rights, preferences and privileges of the Majority Stockholder and its Affiliates or (ii) provide a benefit to any other stockholder of the Company without benefiting such Investor Stockholder in a similar and proportional manner;

         (b) sell, lease, transfer or otherwise dispose of any of its or its subsidiaries' properties or assets to, or purchase any property or assets from, or enter into or alter (or allow any of its subsidiaries to enter into or alter) any contract, agreement, understanding, loan, advance or guarantee (each, an "Arrangement") with, or for the benefit of, any of the stockholders, directors, officers, employees of the Company or any Affiliates thereof (each a "RELATED PARTY"), other than (with respect to Related Parties other than SKM or an Affiliate thereof) such Arrangements that have been approved by a majority of the members of the Board of Directors who are not Affiliates of such Related Party;

         (c) except as otherwise permitted in this Agreement, declare, set aside, make or pay any dividend or other distribution or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock unless the Investor Stockholders share in such dividend, distribution, redemption, retirement, purchase or other acquisition, as applicable, on a pro rata basis;

         (d) create, authorize or issue any new class or series of security of the Company or any subsidiary of the Company having any rights, preferences or privileges senior (or structurally senior) to the shares of Common Stock unless (i) the Investor Stockholders are permitted to participate in such new issuance on a pro rata basis in accordance with the terms set forth in Section
3.1 or (ii) such creation, authorization or issuance of such new class or series of security of a subsidiary of the Company is a Permitted Subsidiary Issuance (as defined below); or

         (e) on or after the date hereof, issue any shares of Common Stock (including options, warrants and other Common Stock purchase rights and equivalents and Common Stock issued pursuant to such options, warrants and other rights) that would result in more than 15% of the fully diluted Common Stock as of the date of determination (either directly or upon exercise of or by reference to options, warrants and other Common Stock purchase rights and equivalents issued or issuable) being issued to directors, officers or employees of, or consultants or advisors to, the Company pursuant to stock purchase or option plans or other incentive or similar programs.

         For purposes of this Section 6.2, a "PERMITTED SUBSIDIARY ISSUANCE" means any issuance or proposed issuance by a subsidiary of the Company of (i) securities issued as consideration for the acquisition of another business by the Company or any subsidiary of the Company, whether by merger, purchase of all or substantially all of the assets or otherwise, and (ii) securities issued by such subsidiary as a result of any stock split, stock dividend or reclassification of such subsidiary's stock not resulting in a change in beneficial ownership of any stockholder of such subsidiary.

                               VII. MISCELLANEOUS

         7.1. HEADINGS. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

         7.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

         7.3. NOTICES. Any notice, request, instruction or other document required or permitted to be given hereunder by any party hereto to another party hereto will be in writing and will be given to such party at its address set forth in SCHEDULE D attached hereto or, in the case of a Transfer permitted hereunder, to the address of the permitted Transferee specified by it upon notice given in accordance with the terms hereof, or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice will be on file with the Secretary of the Company. Each such notice, request or other communication will be effective (i) if given by certified mail, five Business Days after such communication is deposited in the mails with certified postage prepaid addressed as aforesaid, (ii) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, and
(iii) on the date sent if sent by electronic facsimile transmission, receipt confirmed.

         7.4. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules of such state.

         7.5. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

         7.6. TERMINATION. This Agreement will terminate on the execution of a written agreement signed by the Company, the Majority Stockholder, Audax and by Company Stockholders owning at least 50% of the Securities held by the Company Stockholders in the aggregate.

         7.7. SUCCESSORS, ASSIGNS AND TRANSFEREES. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as expressly contemplated hereby, neither this Agreement nor any provision hereof will be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns. The Company may not assign any of its rights or obligations hereunder. No Stockholder may assign any of its rights or obligations hereunder, unless such assignment is in connection with a Transfer permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of Section 7.14. No party hereto shall avoid the provisions of this Agreement by making one or more transfers of Securities to one or more Affiliates and then disposing of all or any portion of such party's interest in such Affiliate.

         7.8. AMENDMENTS; WAIVERS. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

         (b) Neither this Agreement nor any term or provision hereof may be amended or waived except by an instrument in writing signed, in the case of an amendment or waiver, by the Company, the Majority Stockholder, Audax and by Company Stockholders owning at least 50% of the Securities held by the Company Stockholders in the aggregate.

         (c) None of the parties hereto will enter into any agreement the terms of which would conflict with the rights and obligations of the parties hereto without the prior consent of the other parties hereto.

         7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         7.10. REMEDIES. The parties hereby acknowledge that money damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations under this Agreement.

Therefore, each party hereto agrees that specific performance is the only appropriate remedy under this Agreement and hereby waives the claim or defense that any other party has an adequate remedy at law.

         7.11. CONSENT TO JURISDICTION. Each of the Stockholders and the Company irrevocably submits to the exclusive jurisdiction of any court located in the State of Delaware or the United States Federal Court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Stockholders and the Company consents to process being served in any such suit, action or proceeding by serving a copy thereof upon the agent for service of process, provided that to the extent lawful and possible, written notice of such service will also be mailed to such Stockholders or the Company, as the case may be. Each of the Stockholders and the Company agrees that such service will be deemed in every respect effective service of process upon such Stockholders or the Company, as the case may be, in any such suit, action or proceeding and will be taken and held to be valid personal service upon such Stockholder or the Company, as the case may be. Nothing in this subsection will affect or limit any right to serve process in any manner permitted by law or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. Each of the Stockholders and the Company waives any right it may have to assert the doctrine of FORUM NON CONVENIENS or to object to venue to the extent any proceeding is brought in accordance with this Section 7.11.

         7.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         7.13. AFTER-ACQUIRED STOCK; OPTION STOCK. Whenever any Stockholder becomes the record or beneficial owner of additional Securities, such Securities will be subject to all of the terms and conditions of this Agreement; PROVIDED, HOWEVER, that nothing herein will be deemed to limit any rights granted to a Company Stockholder pursuant to the Company Option Documents. Without limiting the foregoing, all Options and shares of Option Stock are deemed to be, and all options to purchase shares of capital stock of the Company granted after the date hereof and the shares of capital stock deliverable pursuant to such options will, upon grant, be deemed to be, subject to the terms and conditions of this Agreement.

         7.14. AGREEMENTS TO BE BOUND. Notwithstanding anything to the contrary contained in this Agreement, any Transfer of Securities by a Stockholder shall be permitted under the terms of this Agreement only if the transferee of such Stockholder shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company, and, in the case of a transferee of a Stockholder who is an individual and who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of EXHIBIT A attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall be subject to all of the restrictions and obligations of his or her transferor hereunder.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     RADIOLOGIX, INC.

                                     By:
                                        ----------------------------------
                                          Mark L. Wagar
                                          Chief Executive Officer

                                     SKM-RD LLC

                                     By:  The SKM Equity Fund III,
                                          L.P., its Managing Member

                                          By:  SKM Partners, L.L.C.,
                                               its General Partner

                                     By:
                                        ----------------------------------
                                          John F. Megrue, Jr.
                                          Authorized Signatory

                                     AUDAX-RD LLC

                                     By: Audax Private Fund, L.P.
                                         its Managing Member

                                     By:  Audax Private Equity
                                          Business, LLC,
                                          its General Partner

                                     By:
                                        ----------------------------------
                                              Name:
                                              Title:

                                     COMPANY STOCKHOLDERS

                                     -------------------------------------
                                     Less T. Chafen, M.D.

                                     -------------------------------------
                                     John W. Colloton

                                     -------------------------------------
                                     Paul D. Farrell

                                     -------------------------------------
                                     Paul M. Jolas

                                     -------------------------------------
                                     Mark S. Martin

                                     -------------------------------------
                                     John Pappajohn

                                     -------------------------------------
                                     Derace L. Schaffer, M.D.

                                     -------------------------------------
                                     Michael L. Sherman, M.D.

                                     -------------------------------------
                                     Mark L. Wagar

                                     OTHER STOCKHOLDERS:

                                     [_______________________]


                                     By:
                                        ----------------------------------
                                              Name:
                                              Title:

                                                                   SCHEDULE A

                              COMPANY STOCKHOLDERS

STOCKHOLDER
Less T. Chafen, M.D.
John W. Colloton
Paul D. Farrell
Paul M. Jolas
Mark S. Martin
John Pappajohn
Derace L. Schaffer, M.D.
Michael L. Sherman, M.D.
Mark L. Wagar

                                                                   SCHEDULE B

                               OTHER STOCKHOLDERS

STOCKHOLDER

                                                                   SCHEDULE C

                                 SHARE OWNERSHIP


STOCKHOLDER                                  NUMBER OF SHARES OF COMMON STOCK
SKM-RD LLC
Audax-RD LLC
[Additional co-investor]
Less T. Chafen, M.D.
John W. Colloton
Paul D. Farrell
Paul M. Jolas
Mark S. Martin
John Pappajohn
Derace L. Schaffer, M.D.
Michael L. Sherman, M.D.
Mark L. Wagar

                                                                   SCHEDULE D

                                NOTICE ADDRESSES


1. TO THE COMPANY OR MAJORITY STOCKHOLDER:

                  SKM-RD LLC

                  262 Harbor Drive
                  Stamford, Connecticut 06902
                  Fax: (203) 708-6677
                  Attention:  John F. Megrue, Jr.

   WITH A COPY TO:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York 10022
                  Fax: (212) 755-7306
                  Attention: Thomas W. Bark

2. TO THE COMPANY STOCKHOLDERS:

                  Radiologix, Inc.
                  3600 Chase Tower
                  2200 Ross Avenue
                  Dallas, Texas 75201
                  Fax: (214) 303-2777
                  Attention:  Mark L. Wagar
                              Paul M. Jolas

   WITH A COPY TO:

                  Haynes and Boone, LLP
                  901 Main, Suite 3100
                  Dallas, Texas 75202
                  Fax: (214) 651-5940
                  Attention:  William R. Hays, III

3. TO AUDAX:

                  Audax-RD LLC

                  c/o Audax Management Company, LLC
                  101 Huntington Avenue
                  Boston, MA 02199
                  Fax: 617-859-1600
                  Attention: Steven F. Kaplan


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   WITH A COPY TO:

                  Kirkland & Ellis
                  200 E. Randolph Drive
                  Chicago, Illinois 60601
                  Fax: 312-861-2200
                  Attention: Jeffrey J. Seifman


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                                                                    EXHIBIT A

                                 SPOUSAL WAIVER

         [INSERT NAME] hereby waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, which she may acquire with respect to the disposition, voting or control of the shares of Common Stock subject to the Stockholders' Agreement of Radiologix, Inc., dated as of November __, 2000, as the same shall be amended from time to time, except for rights in respect of the proceeds of any disposition of such Common Stock.


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